Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 27, 2008 with respect to the consolidated financial statements and internal control over financial reporting of Atlas America, Inc. and subsidiaries included in the Annual Report on Form 10-K for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said reports in this Registration Statement of Atlas America, Inc. on Form S-8.

We have also issued our report dated April 14, 2008 with respect to the financial statements and supplemental schedules of Atlas America, Inc. Investment Savings Plan on Form 11-K for the year ended September 30, 2007. We hereby consent to the incorporation by reference of said report in this Registration Statement of Atlas America, Inc. on Form S-8.

/s/    GRANT THORNTON LLP

Cleveland, Ohio

November 25, 2008